NEWS RELEASE
BROOKFIELD HOMES ANNOUNCES FIRST QUARTER NET NEW ORDERS, AND
NOTICE OF FIRST QUARTER CONFERENCE CALL AND WEBCAST
Del Mar, California, April 5, 2006 — (BHS: NYSE)
Net New Orders
Net new orders for the quarter ended March 31, 2006 totaled 227 units, compared to 517 units in the first quarter of 2005. A summary by region of the net new orders and active selling communities follows:

	Net New Orders		Active Selling Communities
	2006	2005	2006	2005

San Francisco Bay Area	15	63	1	3

Southland / Los Angeles	103	94	4	5

San Diego / Riverside	40	159	7	6

Washington D.C. Area	69	201	12	13

	227	517	24	27

The decline in net new orders was primarily in the San Diego/Riverside and Washington D.C. markets with 251 fewer net new orders, when compared to the first quarter of 2005, resulting from a slower, and more competitive market environment. The decline of 48 units in net new orders in the San Francisco Bay Area market is a result of fewer homes available for sale with only one active selling community. In January 2006, the company forecasted 3,125 home and bulk lot closings for 2006. With the current San Diego/Riverside and Washington D.C. market conditions, it will be mid-summer 2006 when a better assessment of the 2006 home closings will be made. The company continues to anticipate bulk lot sale closings of 1,500 units during 2006, of which 386 units have been closed to date for net income of $13 million or $0.46 per share.
Webcast and Conference Call for Investors and Analysts
You are invited to participate in Brookfield Homes’ First Quarter Conference Call on Thursday, May 4, 2006 at 10:00 a.m. (ET) to discuss with members of senior management our results and current business initiatives.

Brookfield Homes will release its 2006 first quarter financial results on Wednesday, May 3rd at approximately 2:00 p.m. (EST), and they will be available on our website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Our supplemental information package will also be available under “Investor Relations — Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.
To participate in the Conference Call, please dial 1-877-888-4605, toll free in North America, at approximately 10 minutes prior to the start time. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight Thursday, May 18, 2006. To access this rebroadcast, please call 1-888-509-0081, toll free in North America and enter passcode: 618125.
Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning targeted 2006 home and lot closings, and those statements preceded by, followed by, or that include the words “planned”, “projected”, “goals”, “expected”, “targeted,” “scheduled,” “forecasted” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.